CONSENT OF IAN REUDAVEY

I consent to the filing of the written disclosure regarding the scientific and technical information relating to the Toliara Project prepared by me and incorporated by reference into the Registration Statement on Form S-8, and any amendments or supplements thereto, of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Ian Reudavey
Ian Reudavey

Date: April 22, 2025